Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS ANNOUNCES EARLY RESULTS OF ITS TENDER OFFER FOR SUBORDINATED NOTES AND INCREASE IN MAXIMUM AMOUNT

NEW YORK, May 23, 2017 — The Goldman Sachs Group, Inc. (NYSE: GS) (the “Company”) today announced that pursuant to its previously announced tender offer (the “Offer”) to purchase for cash up to $750,000,000 aggregate principal amount of its outstanding 6.450% Subordinated Notes due 2036 (the “2036 Notes”), 5.950% Subordinated Notes due 2027 (the “2027 Notes”) and 6.75% Subordinated Notes due 2037 (the “2037 Notes” and, together with the 2036 Notes and the 2027 Notes, the “Notes”) approximately $1,215.4 million in combined aggregate principal amount of the 2036 Notes and the 2027 Notes was validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 22, 2017, the early tender deadline for the Offer (the “Early Tender Deadline”). The Company also announced that it will purchase $1,000,000,000 (the “Maximum Amount”) in combined aggregate principal amount of the 2036 Notes and the 2027 Notes and that it is terminating the Offer as to the 2037 Notes and will promptly return all previously tendered 2037 Notes to their holders. The Offer is subject to the terms and conditions set forth in the related Offer to Purchase, dated May 9, 2017 (the “Offer to Purchase”).

In accordance with the terms of the Offer, the withdrawal deadline was 5:00 p.m., New York City time, on May 22, 2017. As a result, tendered Notes may no longer be withdrawn.

The table below sets forth the aggregate principal amount of 2036 Notes and 2027 Notes that was validly tendered and not validly withdrawn on or prior to the Early Tender Deadline.

Title of Security	CUSIP Number	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered
6.450% Subordinated Notes due 2036	38143YAC7	1	$1,500,000,000	$807,241,000
5.950% Subordinated Notes due 2027	38141GES9	2	$1,000,000,000	$408,139,000

The Offer will expire at 11:59 p.m., New York City time, on June 6, 2017, unless extended (such date and time, as the same may be extended, the “Expiration Time”). It is expected that payment for Notes accepted for payment will be made on June 8, 2017 (the “Settlement Date”).

Holders of 2036 Notes and 2027 Notes who have validly tendered and not validly withdrawn their Notes prior to the Early Tender Deadline and whose Notes are accepted for purchase will receive the applicable Total Consideration for their tendered Notes, as described in the Offer to Purchase. The Total Consideration includes an early tender payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). Holders of 2036 Notes and 2037 Notes that are validly tendered after the Early Tender Deadline and on or before the Expiration Time and accepted for purchase will receive the applicable Tender Consideration for such Notes, which equals the applicable Total

Consideration for such Notes minus the Early Tender Premium. Holders whose Notes are accepted for purchase pursuant to the Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the Settlement Date.

On the Settlement Date, if purchasing all 2036 Notes validly tendered and not validly withdrawn would cause the Maximum Amount to be exceeded, the amount of 2036 Notes purchased in the Offer will be prorated based on the aggregate principal amount of 2036 Notes tendered such that the Maximum Amount will not be exceeded, and no 2027 Notes will be purchased in the Offer. If the amount of 2036 Notes validly tendered and not validly withdrawn is less than the Maximum Amount, the Company will purchase all 2036 Notes validly tendered and not validly withdrawn, and the amount of 2027 Notes purchased in the Offer will be prorated based on the aggregate principal amount of 2027 Notes tendered such that the aggregate principal amount of 2036 Notes and 2027 Notes purchased will not exceed the Maximum Amount.

The Offer remains subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, but is not conditioned upon any minimum amount of Notes being tendered. Subject to applicable law, the Offer may be amended, extended, terminated or withdrawn. Notes tendered pursuant to the Offer and not purchased due to the priority acceptance procedures, proration or the termination of the Offer will be returned to the tendering holders promptly following the Expiration Time or earlier termination of the Offer.

The Goldman Sachs Group, Inc. has retained Goldman Sachs & Co. LLC to act as the dealer manager (the “Dealer Manager”) for the Offer. Global Bondholder Services Corporation is acting as the Information Agent and Depositary for the Offer. Questions regarding the terms of the Offer should be directed to Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Requests for documentation and any questions regarding procedures for tendering Notes should be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll-free) or (212) 430-3774 (collect) or by e-mail at contact@gbsc-usa.com.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes. The Offer is being made solely pursuant to the Offer to Purchase and related documents. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of The Goldman Sachs Group, Inc. by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Media Relations: Jake Siewert (212) 902-5400	|	Investor Relations: Dane E. Holmes (212) 902-0300

Dealer Manager Goldman Sachs & Co. LLC Liability Management Group 200 West Street New York, NY 10282 (212) 357-1039 (800) 828-3182	Information Agent and Depositary Global Bondholder Services Corporation 65 Broadway Suite 404 New York, NY 10006 (212) 430-3774 (866) 470-3800

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.